SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 6, 2004

Generex Biotechnology Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25169	82-049021

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Harbor Square, Suite 202, Toronto, Ontario Canada M5J 2G2

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 416/364-2551

(Former name or former address, if changed since last report)

Item 5. Other Events

I.	Appointment of New Director

On February 6, 2004, the Board of Directors of Generex Biotechnology Corporation (the “Company”), including all of the independent directors, elected Mindy J. Allport-Settle as a member of the Board of Directors of the Company. Ms. Allport-Settle, President and Chief Executive Officer of Integrated Development, LLC, based in Willow Springs, North Carolina and a Vice-President with Impact Management Services, Inc., based in Cary, North Carolina, replaces Peter Levitch who resigned from the Board of Directors on January 29, 2004.

Ms. Allport-Settle has been President and Chief Executive Officer of Integrated Development, LLC (Integrated) since 1998. Integrated is an independent consulting firm to the pharmaceutical industry, providing informed guidance in operational, project and contract management, new business development and regulatory compliance. In addition to her position with Integrated, Ms. Allport-Settle has been a Vice-President of Impact Management Services, Inc. (IMS) since 2003, which also provides consulting services to the pharmaceutical industry. In her current positions at Integrated and IMS, Ms. Allport-Settle has worked with companies such as GlaxoSmithKline, Pfizer, AstraZeneca, Johnson Controls and DSM Pharmaceuticals. From 2001 to 2002, Ms. Allport-Settle was Director of Client Services for Scriptorium Publishing Service. From 1992 to 1994, Ms. Allport-Settle was an Eye Bank Technician/Organ Procurement Surgeon for NC Eye & Human Tissue Bank; and from 1991 to 1998, Ms. Allport-Settle was a Freelance Writer and Photographer. Ms. Allport-Settle is currently working on her M.B.A. in Global Management at the University of Phoenix and expects to receive her degree in 2005.

Although the Board of Directors of the Company has not made a final determination of the composition of each of its committees, in addition to Ms. Allport-Settle, the Company anticipates electing one or more independent directors at or prior to the upcoming annual meeting, one or more of whom will be added to the Board’s audit and compensation committees, so that each of the Board’s standing committees will have at least 3 independent directors.

II. Annual Meeting

The Board of Directors of the Company has decided to postpone the annual meeting of stockholders of the Company for the 2003 fiscal year. The meeting was scheduled for March 9, 2004. The Board of Directors has not fixed a new date and time for the annual meeting, but anticipates that the meeting will take place prior to June 1, 2004. At such time when the Board sets the new date and time for the annual meeting, the Board will establish a new record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting, and any adjournment or postponement thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION

Dated: February 12, 2004	By:	/s/	Rose C. Perri

Rose C. Perri
Chief Operating Officer (principal financial officer)